EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
DECEMBER 13, 2005		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES TERMINATION OF FDIC CEASE AND DESIST ORDER
ISSUED TO FARMERS DEPOSIT BANK

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a $537 million community bank holding company with five bank subsidiaries, announced today that the Federal Deposit Insurance Corporation (“FDIC”) and Kentucky Office of Financial Institutions (“KOFI”) issued an order terminating their December 23, 2003 Cease and Desist Order (the “Order”) against Premier’s subsidiary Farmers Deposit Bank (“Bank”). The termination order dated December 9, 2005 was received by the Bank yesterday.
Premier’s President and CEO Robert W. Walker commented, “We are very pleased that our efforts at Farmers Deposit Bank have produced the tangible results expected by the FDIC and KOFI. From day one of the discovery of the mismanagement by the former bank president, we have viewed the FDIC and KOFI as partners in restoring the Bank to a healthy financial position. While there is still some work to be done, this is truly a day to celebrate. I would like to thank the Bank’s president, Carroll Yates, his management team and the board of directors of the Bank for all of their extra time and effort over the past two years. They are the ones who have executed our plans and produced the results we and the community needed.”

Carroll Yates, the Bank’s current President remarked, “We look forward to redirecting our energies toward providing excellent customer service. We certainly want to thank our customers who have remained loyal to us over the past two years. And we invite the other members of our community to come back and see firsthand the improvements we have made to our bank.”

On December 23, 2003, the Bank was issued a Cease and Desist order by the FDIC and KOFI [collectively referred to as “Supervisory Authorities”] related to activities of the bank’s former president. The Order, which became effective on January 1, 2004, required the Bank to cease and desist from the following:
(a)	Operating with management whose policies and procedures are detrimental to the Bank and jeopardize the safety of its deposits;
(b)	Operating with an inadequate level of capital protection for the kind and quality of assets held by the Bank;
(c)	Operating with a large volume of adversely classified loans or assets and/or delinquent loans and/or non-accrual loans;
(d)	Operating with an inadequate allowance for loan and lease losses for the volume, kind and quality of loans and leases held by the Bank;
(e)	Engaging in hazardous lending and lax collection practices;
(f)	Operating with inadequate provisions for liquidity and funds management;
(g)	Operating with disregard of routine and controls policies;
(h)	Operating in such a manner as to produce operating losses; and
(i)	Violating laws and/or regulations cited in the most recent Report of Examination issued by the FDIC (“Report”).

The Order also outlined a number of steps to be taken by the Bank which were designed to remedy and/or prevent the reoccurrence of the items listed in the Order. These included 1) retaining qualified management and increasing the involvement of the Bank’s Board of Directors (“Board”); 2) developing and submitting to the Supervisory Authorities a capital plan that maintains the Bank’s Tier I Leverage Ratio above a minimum 5.0% and increases that ratio to 8.0% by December 31, 2004; 3) restricting the payment of cash dividends; 4) requiring the Board to review the adequacy of the allowance for loan losses at least quarterly; 5) requiring the Bank to charge-off certain loans listed in the Report; 6) reviewing the system of internal loan review and system for assigning loan risk grades as well as revising the Bank’s lending policies to address items of criticism contained in the Report; 7) developing written plans for reducing and/or improving the level of adversely classified loans and correcting documentation exceptions on certain loans detailed in the Report; 8) generally prohibiting additional lending to borrowers who currently have uncollected adversely classified loans; 9) submitting an annual budget to the Supervisory Authorities outlining goals and strategies for improving and sustaining the earnings of the Bank; 10) adopting and implementing a policy for operating the Bank with adequate internal controls consistent with safe and sound banking practices and developing an internal audit program to ensure the integrity of these controls; 11) adopting and implementing a liquidity and funds management policy; and 12) providing notice of the Order to shareholders. The Bank was also required to provide quarterly progress updates to the Supervisory Authorities.

The full text of the Order is available on the FDIC website at www.fdic.gov or by calling the FDIC Public Information Center at (877) 275-3342.

Certain Statements contained in this news release, including without limitation statements including the word “believes,”“anticipates,”“intends,”“expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.